Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	James Cline
Chief Financial Officer
540-542-6300

Harriet Fried
LHA
212-838-3777

Trex Company Appoints Michael F. Golden to Board of Directors

Board Member William F. Andrews to Retire

WINCHESTER, Va.—(BUSINESS WIRE)—February 14, 2013—Trex Company, Inc. (NYSE: TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced the appointment of Michael F. Golden to its board of directors.

Mr. Golden, 59, served as the president and chief executive officer of Smith & Wesson Holding Corporation from 2004 until his retirement in 2011. He continues to serve as co-vice chairman of the board of that company.

Mr. Golden was employed in various executive positions with the Kohler Co. from 2002 until joining Smith & Wesson in 2004, most recently serving as president of Kohler’s Cabinetry Division. Mr. Golden has also served in executive capacities for the Stanley Works Company and Black & Decker Corporation.

Ronald W. Kaplan, chairman, president and CEO of Trex, commented, “Michael’s distinguished career and his demonstrated expertise in introducing high-quality products, expanding market reach, and leveraging opportunities related to strong brands will all be extremely valuable to Trex. We are delighted to welcome Michael to Trex’s board and look forward to his contributions as we continue our drive to elevate our portfolio of outdoor living products and increase our market-leading share.”

In addition to his service on the board of Smith & Wesson, Mr. Golden also serves on the board of Infinity Resources Holding Corporation.

Mr. Golden earned a Bachelor of Science in marketing from Pennsylvania State University and a Master’s of Business Administration from Emory University.

Trex Company also announced that William F. Andrews will retire from the board of directors effective as of the date of the company’s 2013 annual meeting of stockholders on May 1, 2013. Mr. Andrews has been a member of Trex’s board since the company’s initial public offering in 1999.

Mr. Kaplan stated, “The entire board joins me in thanking Bill for his innumerable contributions as one of our founding independent board members. His vision, judgment and experience have been invaluable over the years.”

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,000 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.